TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

Exhibit 99.2

TRINSIC INCORPORATED 4Q04 EARNINGS

Moderator: Trey Davis
March 30, 2005
4:00 pm CT

Scott Brittain:	Good afternoon and welcome to Trinsic’s fourth quarter 2004 conference call. Today’s call is being recorded and will be available for replay beginning today and through April 6th by dialing 719-458-0820. The confirmation number for the replay is 1314651. The replay will also be available beginning later today at the company’s website, Trinsic.com, as well as at fulldisclosure.com. Please note that the content of this web cast contains time-sensitive information that is accurate only as of the day of live broadcast March 30, 2005.

This conference call may contain forward-looking statements within the means of Private Securities Litigation Reform Act of 1995, including statements among others regarding Trincic’s expected quarterly and annual financial performance for fiscal 2005.

For this purpose any statements that are made during this call, that are not statements of historical facts, may be deemed to be forward-looking statements.

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

Without limiting, the foregoing discussions of forecast, estimates, targets, plans, release, expectations and the like are intended to identify forward-looking statements.

You are hereby cautioned that these statements may effected by important factors among others set forth in Trinsic’s filings with the Securities and Exchange Commission, and its news release issued this afternoon.

Consequently actual operations results may differ from materially from results discussed in the forward-looking statements. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

To the extend any non-GAAP financial measures discussed in today’s call you may also find a reconciliation of that measure to the most directly comparable direct measure calculated accordingly to GAAP on the company’s’ website, by clicking investor relations link and looking under recent news to locate today’s release.

At this time for opening remarks I’d like to turn the conference over to the company’s Chief Executive Officer, Mr. Trey Davis. Please go ahead sir.

Trey Davis:	Thank you. Good afternoon.

Trinsic’s management team is now about seven months in the process of implementing and executing an amended business plan, the beginning of the era having occurred last August. Our fundamental objectives at the time were repositioning the company for generation of positive operating cash flow, to simplify the balance sheet by eliminating preferred stock, and by making meaningful progress with respect to the deployment of facilities.

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

Over the past seven months or so I think that our actual progress is consistent with those initial objectives, and our fourth quarter results are also consistent with those initial goals.

So on behalf of the board of directors and the rest of the senior management team, I’d like to offer sincere thanks to our employees for their collective efforts in making this initial progress.

Now turning specifically to the fourth quarter results.

Trinsic’s consolidated revenue totaled just over $58 million during the fourth quarter of 2004. The company’s retail lines of business accounted for about $41.6 million of this total and represented over 70% of the total reported revenue during the quarter ended December 31.

Wholesales services accounted for the remaining $16.7 million of revenue during the fourth quarter.

For the full year revenue totaled just over $251 million, of which of that $171 million, or roughly 68% was attributable to the company’s retail business, with the balance being attributable to the company’s wholesale service business.

Sprint accounted for the vast majority of the wholesale services revenues recorded during 2004.

The company’s overall gross margin during the fourth quarter was just under $31 million. Excluding the gross accounting effect of the wholesale services

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

business unit, the company’s generated a retail gross margin of about $21 million, or roughly 50% of applicable revenue.

For the full year the company reported just under $128 million in gross profit, and excluding the wholesale business services unit, the company’s generated gross margin of just over $84 million, or around 49% of applicable revenue.

During 2004 the company significantly altered its level of cash spending, much of this change having begun to occur in the September time frame. Within the retail portion of the consolidated business during the fourth quarter, cash spending – defined as total cash operating expense net of network related expense and bad debt expense – totaled just over $22 million, which represented about 53% of applicable revenue. Our cash spending includes normal operating and marketing costs and also includes expenditures related to technology development necessary to expand our wholesale services unit, and our activities related to our emerging IP telephony business.

For the full year the company’s cash spending on retail activities totaled just under $109 million or 64% of applicable revenue.

With respect to bad debt expense retail bad debt expense was a fraction under 5% of applicable revenue during the fourth quarter or about $2 million in total, and this was in line with our expectations, and for the full year the company reported a total of just under $7 million in bad debt expense, or around 4% of retail revenue.

The company generated a positive EBITDA of about $3.1 million during the fourth quarter. For the full year the company reported a negative EBITDA of about $10.5 million, and with respect to net income the company reported a

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

net loss of $1.8 million and $33.6 million for the fourth quarter and for the full year respectively with regards to net income.

On the balance sheet issues, year end the company reported a total cash balance of about $1.4 million, cash on hand at the end of the year, and at the time the company had drawn $6.5 million against the recently announced stand by credit facility with Brown Brothers Harriman.

The company’s total cash consolidated accounts receivable net of allowance stood at year end, at $27 million, roughly, and this level of net receivables was slightly up over the level reported at the end of September due to the line count growth that was experienced in the fourth quarter. Consumer line count had increased roughly 23,000 lines on net basis during the quarter ended December 31. This was consistent with our objective to reinvest in revenue growth beginning around October of last year as part of our overall amended business plan.

Perhaps the most significance with regards to balance sheet was the elimination of the mandatorily redeemable preferred stock on the company’s balance sheet, and this occurred in last November of last year. During the fourth quarter the company actually experienced a 100% conversion of the then existing preferred stock. Consequently the company’s year end balance sheet not only reflects no preferred stock but also has a much reduced reported shareholder deficit as a result of the conversion from preferred stock to common stock. Both our board and management considers this to be a big positive with regards to the company’s future financing prospects.

The company recorded a total of about $3.2 million of capital expenditures during the fourth quarter of 2004, and of this total figure about half a million

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

dollars represented capitalized labor expense related to the software development.

For the full year the company reported a capital expenditure total of about $9.5 million, of which about $3 million of that total was attributable to capitalized labor.

Having provided a summary overview of the most recent quarter and for 2004, I would like now to take a moment and comment on where our business is today.

At the end of the year the company had just under 200,000 active retail consumer lines and service and another 50,000 retail business lines and service. As I said earlier, we made this decision during the fourth quarter to reinvest in our retail line count, to reinvest in the revenue line in the business. We made the decision during the first quarter to slow ourselves in marketing investment as we waded through the regulatory issues surrounding the FCC final ruling, and that resulted in a marginal net decline of retail lines during the first quarter, as prescribed by our decision to wait late through the regulatory rulings until we had a firm understanding of what the regulatory final ruling would be.

It is our intent however, to begin in growing retail lines and service at a more modest rate than we did during the fourth quarter of 2004 over the balance of 2005. At present, in order to do that, we have an existing commercial services agreement with Quest through 2009, and also an interim commercial services agreement with Verizon through May of this year, but just as importantly we fully intend to have one other executed extended term, commercial services agreement with one additional leg, other than just Quest and the interim services with Verizon, by the conclusion of May, and in doing so we believe

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

to the extent that this materializes that Trinsic will have an increased runway to make a successful transition to facility based services over the next few years.

With regards to the facility deployment, during the fourth quarter, the company successfully deployed its first broadband (loop) concentrators, VLCs and Tampa, in the Tampa area providing dial tone and DSL services directly to consumers, using NEL loops in its own soft switch. The company also commits the expansion of the IP telephony network in the New York City area.

We successfully deployed our second soft switch and became operational in New York in early February. Since then we have deployed broadband loop concentrators in eight central offices and have successfully moved over 1,000 consumer lines through IP telephony network, using the NEL loops. We currently have another 1,000 lines served out of these central offices, and processed to be migrated to our own network.

Our two business sales teams in New York have also demonstrated significant early success in selling the muli-line business customers, our converged voice and data offering installations on these clients started this month.

With regards to financing, we believe that we have substantially completed the refinancing of our existing accounts receivables facility, and we anticipate finalizing all legal documentation over the next few days in connection with this facility.

We’re also currently in the midst of finalizing several other key business agreements and relationships which we think could have a positive impact on our ongoing business. We currently intend to extend our 10K filing for a

TRINSIC INCORPORATED 4Q04 EARNINGS
Moderator: Trey Davis
03-30-05/4:00 pm CT
Confirmation #1314651

couple of weeks so we can complete the 10K and provide full disclosure of all significant events, and as well, we will probably will anticipate at this point that we may do another conference call over the coming weeks as event unfold and talk further about our 2005 business plan. Clearly it’s been a busy time at Trinsic.

This concludes my prepared remarks this afternoon. With me today is Frank Grillo our Chief Operating Officer, and now Frank and I would like to open his afternoon’s call up for any questions.

Operator:	At this time if you have a question please press star 1 on your touch tone phone. Again that is star 1 to ask a question today.

We’ll pause a moment to give everyone a chance to signal. It appears there are no questions today.

Trey Davis:	Thank you.

Operator:	If there are no further comments from our speakers, that does conclude today’s conference and you may disconnect.

END